BIOTECHNICA INTERNATIONAL, INC.
                           PROMISSORY NOTE


For value received, BioTechnica International, Inc., a Delaware Corporation, promises to pay to Limagrain Genetics Corp., a Delaware Corporation, the sum of three million, two hundred sixty thousand, eight hundred and forty six ($3,260,846) U.S. Dollars.

This note replaces and supersedes the note in the same face amount dated June 29, 1994. By acceptance of this note, the previous note is considered paid in full and canceled.

The indebtedness evidenced by this note is subordinated to any and all indebtedness, obligations, and liabilities of BioTechnica International, Inc. hereof to Harris Trust and Savings Bank in the manner and to the extent set forth in that certain Subordination Agreement with said Bank dated June 29, 1994, to which reference is hereby made of a more fully statement thereof.

The note will be due and payable on July 1, 1997.

The interest rate for each period (July 1 through June 30 of the following year) will be determined annually on July 1 (or the next day if July 1 is not a banking day). The rate will be the one year Banquet Nationale de Paris LIBOR interest rate plus 7/16% p.a.

Interest will be paid annually to Limagrain Genetics Corp. on June 20 prior to the end of each annual period.

In the event of default, BioTechnica International, Inc. agrees to pay all costs of collection and reasonable attorneys' fees to the extent permitted by law. This note will be governed under the laws of the State of Illinois.

Signed under seal this 30th day of June, 1995.


BIOTECHNICA INTERNATIONAL, INC.           LIMAGRAIN GENETICS
CORP.


/s/ J.C. Gouache                          /s/ E. Rougier
J.C. Gouache                              E. Rougier
President and COO                         President and CEO